EXHIBIT 23-1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-125800, 333-125799, 333-107874 and 333-58062 on Form S-8 of our reports dated March 4, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of The Yankee Candle Company, Inc. for the year ended January 1, 2005.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 3, 2006